SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)      November 27, 2000


                             Salient Cybertech, Inc.
               (Exact name of Registrant as specified in charter)



           Delaware                  0-28772                35-1990559
 (State or other jurisdiction      (Commission          (I.R.S. Employer
       of incorporation)           File Number)         Identification No.)


     1999 Lincoln Drive, Suite 202, Sarasota, Florida              34236
    (Address of principal executive offices)                     (Zip Code)

                                  (941) 953-6168
                          (Registrant's telephone number,
                                including area code)


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ITEM 6.  OTHER EVENTS.

Gemini Learning Systems, Inc. ("Gemini"), a wholly owned Subsidiary of Salient Cybertech, Inc. ("Salient"), has announced that Nortel Networks Corp. is delivering a proprietary course Gemini has redesigned and converted into SWIFT to approximately 120 people as part of a pilot evaluation to begin on December 27, 2000. If Nortel is satisfied with the evaluation, including feedback from the employee participants, Nortel plans to convert the course into eight languages and rolling out the course to its employees.

Nortel Networks Corp.(NYSE: NT) is a leading global supplier of networking solutions and services, supporting voice, data, and video transmission over wireline and wireless technologies.

Gemini Learning Systems, Inc. ("Gemini"), a wholly owned Subsidiary of Salient Cybertech, Inc. ("Salient"), has announced that Dell Canada, a wholly owned subsidiary of Dell Computer Corporation has received a proprietary course Gemini has redesigned and converted into SWIFT for evaluation. Initial response from Dell's management has been positive, and Gemini is currently developing an eLearning Management System for testing and field evaluation. Gemini has been informed that Dell will purchase and sign a maintenance agreement with Gemini for delivery of the System to its management if the test results are positive.

Dell Computer Corporation (NasdaqNM: DELL) is the world's largest direct sales computer systems company. Dell Sells its products and services to large corporate, government, healthcare and education customers, small to medium sized businesses and individuals.

Gemini Learning Systems, Inc. ("Gemini"), a wholly owned Subsidiary of Salient Cybertech, Inc. ("Salient"), has announced that Caliber Learning Network, Inc. has received a proprietary course Gemini has redesigned and converted into SWIFT for evaluation. Initial response from Caliber's management has been positive, and the two companies are currently discussing various products and services offered by Caliber that could use Gemini's technologies, as well as intra-company uses that Caliber could make of the Gemini technology..

Caliber Learning Network, Inc. (NasdaqNM: CLBR) produces and supports Internet-based learning and communications services to major corporations, universities, and working adults.


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SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    November 27, 2000

                                     Salient Cybertech, Inc.


                                     By: /s/Paul Sloan
                                        --------------------------------
                                         Paul Sloan, President
                                         and Director





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